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                                                                     EXHIBIT 23

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-85759 and 333-01385) on Form S-8 of The Home Depot, Inc. of our report dated July 7, 2000, relating to the statement of net assets available for benefits of Maintenance Warehouse FutureBuilder as of December 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for the year ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 11-K of Maintenance Warehouse FutureBuilder.

KPMG LLP

Atlanta, Georgia
July 12, 2000